April 3, 2026
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Instil Bio, Inc.'s Form 8-K dated April 3, 2026, and have the following comments:

1.We agree with the statements made in the second sentence of the first paragraph, and the second and third paragraphs.

2.We have no basis on which to agree or disagree with the statements made in the first sentence of the first paragraph and the fourth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP